Filed pursuant to Rule 424(b)(3)
Registration No. 333-208206

PROSPECTUS
Offer to Exchange

$25,000,000 aggregate principal amount of
6.00% Fixed-to-Floating Subordinated Notes due 2025
that have been registered under the Securities Act of 1933, as amended for any and all outstanding unregistered
6.00% Fixed-to-Floating Subordinated Notes due 2025

We are offering to exchange registered 6.00% Fixed-to-Floating Subordinated Notes due 2025, which we refer to as the “New Notes,” for any and all of our outstanding unregistered 6.00% Fixed-to-Floating Subordinated Notes due 2025 that were issued in a private offering on October 5, 2015, which we refer to as the “Old Notes.” We are offering to exchange the New Notes for the Old Notes to satisfy our obligations contained in the registration rights agreement that we entered into in connection with the issuance of the Old Notes. We will not receive any proceeds from the exchange offer, and issuance of the New Notes will not result in any increase in our outstanding debt.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act of 1933 and are generally not subject to transfer restrictions, are not entitled to registration rights and do not have the right to earn additional interest under circumstances related to our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.

We do not intend to list the New Notes on any securities exchange or seek approval for quotation through any automated trading system. There is currently no public market for the New Notes.

You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

The exchange offer will expire at 11:59 p.m., Reston, Virginia time, on January 21, 2016, unless we extend the exchange offer.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”

See “Risk Factors” beginning on page 7 for a discussion of certain risks that you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2015

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. We are submitting this prospectus to holders of Old Notes so that they can consider exchanging their Old Notes for New Notes. You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying transmittal documents. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making this exchange offer in jurisdictions where the exchange offer is not permitted.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale. See “Plan of Distribution” on page 29.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to: Investor Relations Department, WashingtonFirst Bankshares, Inc., 11921 Freedom Drive, Suite 250, Reston, Virginia 20190, telephone: (703) 840-2410. To obtain timely delivery of any requested information, holders of Old Notes must make any request no later than January 13, 2016, five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, five business days before such extended expiration date.

References in this prospectus to “WashingtonFirst,” “we,” “us” and “our” refer to WashingtonFirst Bankshares, Inc. and its wholly-owned subsidiaries, including WashingtonFirst Bank, 1st Portfolio Lending Corporation and 1st Portfolio, Inc., unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any

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document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of The NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of our public filings at The NASDAQ Stock Market, you should call 1-212-401-8700.
General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, is available free of charge in the corporate information section of the Investor Relations page of our website at http://www.wfbi.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus, any prospectus supplement or our other securities filings and is not a part of these filings.

INCORPORATION BY REFERENCE
This prospectus “incorporates by reference” certain information we file with the SEC, which means that we disclose important information in this prospectus by referring you to the document that contains the information. The information we incorporate by reference is considered to be a part of this prospectus, and the information we file later with the SEC before the termination of the exchange offer will automatically update and supersede information filed earlier.
Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.
This prospectus incorporates by reference the documents and information listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and on or after the date of this prospectus until the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the New Notes, except that we do not incorporate by reference any information furnished under Item 2.02 or 7.01 in any Current Report on Form 8-K or any other information that we furnish to and do not file with the SEC:

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our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 16, 2015 (including the portions of our Proxy Statement on Schedule 14A, filed on March 19, 2015, for our 2015 Annual Meeting of shareholders incorporated by reference therein);

•
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed on May 6, 2015; the quarter ended June 30, 2015, filed on August 7, 2015; and the quarter ended September 30, 2015, filed November 9, 2015; and

•
our Current Reports on Form 8-K filed on January 5, 2015, January 28, 2015, February 24, 2015 (with respect to Items 8.01 and 9.01 only), April 30, 2015, May 19, 2015, May 21, 2015, October 6, 2015 (excluding Item 7.01 and the related Exhibit 99.1), December 2, 2015, December 3, 2015, and December 8, 2015.

You can obtain a copy of any documents that are incorporated by reference in this prospectus at no cost by writing or telephoning us at:
Investor Relations Department
WashingtonFirst Bankshares, Inc.
11921 Freedom Drive, Suite 250
Reston, Virginia 20190
(703) 840-2410
You should rely only on the information contained or incorporated by reference in this prospectus relating to the offered securities. We have not authorized anyone to provide you with different information. We are not offering to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information which appears in this prospectus and which is incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in, or incorporated by reference into, this prospectus that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or Board of Directors, including those relating to products or services, the performance or disposition of portions of our asset portfolio, future changes to WashingtonFirst Bank’s branch network, and the payment of dividends; (iii) statements of future financial performance and economic conditions; (iv) statements regarding the adequacy of the allowance for loan losses; (v) statements regarding the effect of future sales of foreclosed properties; (vi) statements regarding our liquidity; (vii) statements of our management’s expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in our markets; (viii) statements regarding future asset quality, including expected levels of charge-offs; (ix) statements regarding potential changes to laws, regulations or administrative guidance; (x) statements regarding our strategic initiatives or those of WashingtonFirst Bank and the results of these initiatives; and (xi) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	competition among financial services companies may increase and adversely affect operations of WashingtonFirst;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	changes in accounting policies, rules and practices;

•	changes in the assumptions underlying the establishment of reserves for possible loan losses and other estimates;

•	impairment concerns and risks related to WashingtonFirst’s investment portfolio, and the impact of fair value accounting, including income statement volatility;

•	changes in the interest rate environment and market prices may reduce WashingtonFirst’s net interest margins, asset valuations and expense expectations;

•	general business and economic conditions in the markets WashingtonFirst serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect WashingtonFirst’s businesses;

•	reactions in financial markets related to potential or actual downgrades in the sovereign credit rating of the United States and the budget deficit or national debt of the United States government;

•	changes in the way the FDIC insurance premiums are assessed;

•	increase in personal or commercial bankruptcies or defaults;

•	technology-related changes are harder to make or more expensive than expected;

•	future mergers or acquisitions, if any;

•	our ability to raise capital as needed by our business;

•	other circumstances, many of which are beyond our control; and

•
the risk factors described herein under “Risk Factors” and the risk factors discussed from time to time in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus.

Given these risks and uncertainties, we caution you to not place undue reliance on forward-looking statements. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

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SUMMARY
This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider prior to making a decision to exchange Old Notes for New Notes. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 7 of this prospectus, and the additional documents to which we refer you. You can find information with respect to these additional documents under the caption “Where You Can Find More Information” beginning on page i.
About WashingtonFirst Bankshares, Inc.
WashingtonFirst is a Virginia-based bank holding company with approximately $1.6 billion in assets, $1.3 billion in deposits and $154.6 million in shareholders’ equity as of September 30, 2015. Through its wholly owned subsidiary, WashingtonFirst Bank, a Virginia state bank, WashingtonFirst focuses on providing quality, tailored banking products and services to its customers, including loans to consumers and small-to-medium sized businesses. As of September 30, 2015, in addition to its corporate office in Reston, Virginia, the bank had 17 branch banking offices in Virginia, Washington, D.C. and Maryland. WashingtonFirst also provides wealth management services through its subsidiary, 1st Portfolio Wealth Advisors, and mortgage banking services through WashingtonFirst Bank’s subsidiary 1st Portfolio Lending Corporation. The bank’s primary market - the greater Washington, D.C. Metropolitan Area - is characterized by a highly educated work force, a diverse economy and a median household income that is one of the highest in the nation.
WashingtonFirst’s growth strategy is to pursue both organic growth as well as acquisition opportunities within its target market area of the Washington DC Metropolitan Area. From its inception in 2004 through September 30, 2015, WashingtonFirst had completed two branch acquisitions, two whole-bank acquisitions, one FDIC assisted whole-bank transaction, the acquisition of a wealth management company, and the acquisition of a mortgage lending company. Additionally, the Company has experienced consistent organic growth in assets and profitability since its inception. WashingtonFirst expects to maintain this growth by continuing to hire and develop skilled personnel, and by developing and maintaining a sound infrastructure to support continued business growth on a safe and sound basis.
WashingtonFirst’s business strategy is to compete by providing its customers with highly qualified personal and customized service utilizing up to date technology and delivery channels. The Company’s marketing efforts are directed to prospective clients who value high quality service and who are, or have the potential to become, highly profitable. WashingtonFirst’s view of the financial services market is that community banks must be effective in providing quality, tailored services to their customers rather than competing with large national institutions on a head-to-head basis for broad-based consumer business.
Revenues are derived from interest and fees received in connection with loans, deposits and investments. Major expenses include compensation and employee benefits, interest expense on deposits and borrowings and operating expenses.
As a bank holding company, WashingtonFirst is supervised and regulated by the Board of Governors of the Federal Reserve System (or the “Federal Reserve Board”) and by the Bureau of Financial Institutions of the Commonwealth of Virginia (or “Virginia BFI”). Our bank subsidiary, WashingtonFirst Bank, is a commercial bank chartered under the laws of the Commonwealth of Virginia. As a Virginia state non-member bank, WashingtonFirst Bank is principally supervised, examined and regulated by the Virginia BFI and the Federal Deposit Insurance Corporation (“FDIC”). The Bank is not a member of the Federal Reserve. The Bank’s subsidiary, 1st Portfolio Lending Corporation, is also principally supervised and regulated by the Virginia BFI and the FDIC. 1st Portfolio Wealth Advisors is a registered investment advisor principally supervised by the Securities and Exchange Commission (“SEC”). For a discussion of the material elements of the extensive regulatory framework applicable to bank holding companies and banks, as well as specific information regarding our business, please refer to “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and any subsequent reports that we file with the SEC, which are incorporated by reference into this prospectus.
Our principal executive office is located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190. Our telephone number is (703) 840-2410. Information about the Company is available on our internet website http://www.wfbi.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.

The Exchange Offer
The following is a summary of the significant terms of the exchange offer. Please see “The Exchange Offer” for a more complete description of the exchange offer.

Old Notes	$25.0 million in aggregate principal amount of our 6.00% Fixed-to-Floating Subordinated Notes due 2025.

New Notes
Up to $25.0 million in aggregate principal amount of our 6.00% Fixed-to-Floating Subordinated Notes due 2025, which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights, and do not have the right to earn additional interest under circumstances relating to our registration obligations.

Exchange Offer
We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of this exchange offer, we will exchange New Notes for all of the Old Notes that are validly tendered and not validly withdrawn prior to the expiration of this exchange offer. The New Notes will be issued in exchange for corresponding Old Notes in this exchange offer, if consummated, as soon as practicable after the expiration of this exchange offer.

Expiration Date	This exchange offer will expire at 11:59 p.m., Reston, Virginia time, on January 21, 2016, unless we extend the exchange offer.

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date.
Conditions to this Exchange     This exchange offer is subject to customary conditions, which we may waive. See “The Offer                Exchange Offer-Conditions.”

Procedures for Tendering
If you wish to accept this exchange offer and your Old Notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. Do not send the letter of transmittal, any Old Notes or any other required document to anyone other than the exchange agent.

If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal.
By signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us; please see “The Exchange Offer-Eligibility; Transferability.”
Special Procedures for        If you are a beneficial owner of Old Notes that are registered in the name of a broker, Beneficial Owners        dealer, commercial bank, trust company or other nominee, and you wish to tender those
Old Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those Old Notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery	If you wish to tender your Old Notes and your Old Notes are not immediately available or

Procedures
you cannot deliver your Old Notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer-Guaranteed Delivery Procedures.”

Certain U.S. Federal Income	The exchange of Old Notes for New Notes in the exchange offer generally should not

Tax Consequences	constitute a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.” You should consult your own tax advisor as to the tax consequences of the exchange.

Registration Rights
We have undertaken the exchange offer under the terms of the registration rights agreement that we entered into with the initial holders of the Old Notes at the time of issuance, which we refer to in this prospectus as the registration rights agreement. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under limited circumstances, to provide any exchange or registration rights with respect to the Old Notes. See “The Exchange Offer.”

Transferability
Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are acquiring the New Notes in the ordinary course of your business;

•
you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person who could not truthfully make these statements.
Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to our exchange offer.
If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.
Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. See “The Exchange Offer-Eligibility; Transferability” and “Plan of Distribution.”

Consequences of Failure to	Any Old Notes that are not exchanged in the exchange offer will remain subject to the

Exchange Old Notes
restrictions on transfer, and you will not be able to offer or sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the U.S. federal securities laws. See “The Exchange Offer-

Consequences of Failure to Exchange.”

Use of Proceeds	We will not receive any proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer. We will pay all expenses incident to the exchange offer.

Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent for this exchange offer. See “The Exchange Offer-Exchange Agent” for the address and telephone number of the exchange agent.

Risk Factors
You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 7 and all other information contained in or incorporated by reference in this prospectus before deciding to participate in the exchange offer.

Summary of the New Notes
The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights and do not have the right to earn additional interest under circumstances related to our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued. The summary below describes the principal terms of the New Notes. Please see “Description of the Notes” for further information regarding the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.

Issuer	WashingtonFirst Bankshares, Inc.

Securities	Up to $25.0 million in aggregate principal amount of 6.00% Fixed-to-Floating Subordinated Notes due 2025.

Maturity	October 15, 2025, unless previously redeemed.
Interest and Interest Payment

Dates
Interest on the New Notes will accrue from and including October 5, 2015, or from the most recent date to which interest has been paid or provided for on the notes, to, but excluding, October 15, 2025, unless previously redeemed.

The New Notes will bear interest at an annual rate of 6.00%, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2016 and ending on October 15, 2020.
From and including October 15, 2020 to, but excluding, the maturity date, the New Notes will bear interest at an annual rate, reset quarterly, equal to LIBOR determined on the determination date of the applicable interest period plus 457 basis points, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2021.
For any determination date, “LIBOR” means the rate for deposits in United States dollars for a three-month period as published by Bloomberg at approximately 11:00 a.m., London, England time, two LIBOR business days preceding the first day of the relevant quarterly interest period (or if not so reported, then as determined by us from another recognized source or interbank quotation and provided to the Trustee and the holders of the notes in the form of an officers’ certificate under the Indenture). If LIBOR cannot be so determined for any reason, we will request the principal London office of at least two banks to provide a quotation of their rates for deposits in United States dollars for a period comparable to the applicable quarterly interest period and the three-month LIBOR for such period will be the arithmetic mean of such quotations. “LIBOR business day” means a day on which commercial banks and foreign currency markets settle payments and are open for general business in London, England.

Record Dates
We will make each interest payment to the holders of record of the New Notes at the close of business on the immediately preceding January 1 with respect to any interest payment date on January 15, the immediately preceding April 1 with respect to any interest payment date on April 15, the immediately preceding July 1 with respect to any interest payment date on July 15 and the immediately preceding October 1 with respect to any interest payment date on October 15.

Subordination	The New Notes will be subordinated unsecured obligations of ours and will be subordinated in right of payment to all of our senior indebtedness. See “Description of the Notes-Subordination.”

Redemption
We may redeem the New Notes, in whole or in part, on any interest payment date on or after October 15, 2020. In addition, we may redeem the New Notes, in whole but not in part, upon the occurrence of a “Tier 2 Capital Event,” a “Tax Event,” or an “Investment Company Event,” each as defined in the indenture. Any redemption of the New Notes will be at a redemption price equal to the principal amount of the New Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of the Notes-Redemption.”
The notes are not redeemable at the option of the holders.

Form and Denomination
The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Basic Indenture Covenants
The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by our subsidiaries. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, to repurchase our stock or other securities, including any of the New Notes, or to pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions on junior securities, upon our failure to timely pay the principal of or interest on the New Notes, when the same becomes due and payable).

No Public Market
The New Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the New Notes on any national securities exchange. A liquid or active trading market for the New Notes may not develop. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. See “Risk Factors-Risks Related to the Notes-There may be no active market for the notes.”

Governing Law
The New Notes and the indenture, dated as of October 5, 2015, between us and Wilmington Trust, National Association, as trustee, which we refer to in this prospectus as the indenture, are governed by New York law.

Trustee	Wilmington Trust, National Association

RISK FACTORS
You should carefully consider the risk factors and other information included or incorporated by reference in this prospectus in connection with the exchange offer. In particular, you should carefully consider, among other things, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated by reference herein.
Risks Related to the Exchange Offer
If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.
We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes. Please see “The Exchange Offer-Procedures for Tendering” and “Description of the Notes.”
If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act. For further information regarding the consequences of failing to exchange your Old Notes in the exchange offer, please read see “The Exchange Offer-Consequences of Failure to Exchange.”
You may not receive the New Notes in the exchange offer if the exchange offer procedures are not properly followed.
We will issue New Notes in exchange for your Old Notes only if you properly tender the Old Notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the Old Notes for exchange. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf.
Some holders who exchange their Old Notes may be deemed to be underwriters.
If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Risks Related to the Notes
The notes rank lower than most of our indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries’ creditors.
Although the New Notes will rank on par with the Old Notes, our obligations with respect to the notes will be unsecured and rank junior to right of payment to all of our existing and future “senior indebtedness,” as described in “Description of the Notes-Subordination.” This means that we generally cannot make any payments on the notes if we default on a payment of senior indebtedness and do not cure the default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the notes only after we have made payments on all senior indebtedness. Neither the notes nor the indenture limits our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the notes.
Holders of the notes should only look to our assets as the source of payment of the notes. The notes are not obligations of, or guaranteed by, our subsidiary, WashingtonFirst Bank. In addition, because we are a holding company, our right to participate in the distribution of assets from any subsidiary, including WashingtonFirst Bank, upon its liquidation or reorganization or otherwise (and thus the ability of holders of the notes to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors of WashingtonFirst Bank), except to the extent that we may be recognized as a creditor of that subsidiary. In the event of any such distribution of assets of WashingtonFirst Bank the claims of depositors and other general or subordinated creditors would be entitled to priority over the claims of holders of the notes. Accordingly, the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, including WashingtonFirst Bank. As of September 30, 2015, WashingtonFirst Bank had total outstanding liabilities of $1.4 billion. There is no restriction on the ability of WashingtonFirst Bank to incur additional indebtedness or other liabilities.
We are a holding company and are dependent on dividends from our subsidiary, WashingtonFirst Bank; banking laws and regulations could limit our access to funds from our subsidiary bank with the result that we may not have access to sufficient cash to make payments on the notes.
As a holding company, our principal source of funds to service our debt, including the notes, is dividends from WashingtonFirst Bank. WashingtonFirst Bank is legally distinct from us and has no obligation to make funds available to us for payments of principal of or interest on the notes.
Additionally, federal and state banking laws and regulations limit dividends from WashingtonFirst Bank to us. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. Additionally, banking regulators have indicated that Virginia banking organizations should generally pay dividends only from net undivided profits of the bank, after providing for all expenses, losses, interest and taxes accrued or due by the bank, and only if the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. The total amount available for payment of dividends by WashingtonFirst Bank was approximately $12.8 million at September 30, 2015, based on WashingtonFirst Bank maintaining enough capital to be considered “well capitalized” under regulatory guidelines. In addition, federal bank regulatory agencies have the authority to prohibit WashingtonFirst Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends or other transfers of funds to us, depending on the financial condition of WashingtonFirst Bank, could be deemed an unsafe or unsound practice.
Accordingly, we can provide no assurance that we will receive dividends or other distributions from WashingtonFirst Bank in an amount sufficient to pay the principal of or interest on the notes.
The notes are subject to limited rights of acceleration.
 Payment of principal of the notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. Thus, you have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail in the performance of any of our other obligations under the notes. See “Description of the Notes-Events of Default.”
The limited covenants relating to the notes do not protect you.
The covenants in the indenture are limited. In addition, the notes and the indenture do not limit our or WashingtonFirst Bank’s ability to issue additional subordinated notes or to incur additional debt, including senior indebtedness. The notes and the indenture do not contain any financial ratios or specified levels of liquidity to which we must adhere. As a result, the indenture does not protect you in the event of an adverse change in our financial condition or results of operations.
There may be no active market for the notes.
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. A liquid or active trading market for the notes may not develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that you will be able to sell any New Notes that you receive in exchange for your Old Notes or the prices, if any, at which holders may be able to sell their New Notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the subordinated notes.
In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.
Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•
requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.
Our business operations may not generate the cash needed to service our indebtedness.
Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay the principal of or interest on our indebtedness, including the notes, or to fund our other liquidity needs.
Changes in our credit rating could adversely affect the market price or liquidity of the notes.
Credit rating agencies continually revise their ratings for the companies that they follow, including us. Such ratings are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. In addition, credit ratings agencies have themselves been subject to scrutiny arising from the financial crisis that begin in 2008 and there is no assurance that credit rating agencies will not make or be required to make substantial changes to their ratings policies or practices or that such changes would not affect ratings of our securities, including the Old Notes and the New Notes. A negative change in our ratings could have an adverse effect on the price of the notes that may remain outstanding. More generally, a negative change in our ratings could increase our borrowing costs and limit our access to the capital markets. We cannot be sure that credit rating agencies will maintain their initial ratings on the issue.

SELECTED FINANCIAL DATA
The following table sets forth our selected financial data for the periods or as of the dates presented. We derived the selected statement of income data for each of the years in the five-year period ended December 31, 2014, and the selected balance sheet data as of and for each of the years in the five-year period ended December 31, 2014, from our audited consolidated financial statements incorporated by reference herein. We derived the selected statement of income data for each of the nine months ended September 30, 2015 and 2014, and the selected balance sheet data as of September 30, 2015 and 2014, from our unaudited consolidated financial statements incorporated by reference herein. The unaudited consolidated financial data include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements in accordance with accounting principles generally accepted in the United States of America. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and the results for the nine months ended September 30, 2015 and 2014 are not necessarily indicative of results to be expected for the full year 2015 or for any other period. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, incorporated by reference herein.

	For the Nine Months Ended (unaudited)		For the Year Ended December 31,
	September 30, 2015	September 30, 2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
Results of Operations:
Interest income	$46,024	$40,247	$55,119	$46,829	$28,219	$24,387	$19,958
Interest expense	6,384	5,257	7,219	6,130	4,949	5,009	5,516
Net interest income	39,640	34,990	47,900	40,699	23,270	19,378	14,442
Provision for loan losses	2,475	2,205	3,005	4,755	3,225	2,301	1,747
Net interest income after provision for loan losses	37,165	32,785	44,895	35,944	20,045	17,077	12,695
Non-interest income	4,085	1,519	1,998	1,139	3,541	1,159	938
Non-interest expenses	27,675	24,477	33,116	28,117	20,178	13,835	11,222
Income before taxes	13,575	9,827	13,777	8,966	3,408	4,401	3,411
Income tax expense	4,862	2,958	4,353	2,627	1,173	1,794	926
Net income	8,713	6,869	9,424	6,339	2,235	2,607	2,485
Net income available to common stockholders	8,640	6,741	9,263	6,161	2,057	1,930	705
Per Share Data (1):
Net income - basic per share	$0.88	$0.83	$1.14	$0.77	$0.57	$0.60	$0.23
Net income - diluted per share	0.87	0.81	1.12	0.76	0.56	0.59	0.22
Book value per common share	13.85	12.04	12.67	11.18	10.63	11.13	10.19
Period End Balances:
Assets	$1,598,889	$1,335,536	$1,333,390	$1,127,559	$1,147,818	$559,462	$434,526
Loans (2)	1,284,798	1,024,894	1,066,126	838,120	753,355	419,937	329,759
Investments (3)	206,844	175,296	171,733	148,897	138,221	59,477	48,216
Deposits	1,309,985	1,126,362	1,086,063	948,903	972,660	479,001	353,818
Borrowings (4)	118,515	90,792	104,311	63,489	64,923	24,350	32,850
Shareholders’ equity	154,559	111,125	134,538	107,604	101,520	53,477	46,121

(1) Retroactively adjusted to reflect the effect of all stock dividends.
(2) Includes loans held for sale, at lower of cost or fair value and loans held for investment, at amortized cost.
(3) Includes the following categories from the balance sheet: available-for-sale investment securities and other equity securities.
(4) Includes the following categories from the balance sheet: other borrowings, FHLB advances, and long-term borrowings.

	For the Nine Months Ended (unaudited)		For the Year Ended December 31,
	September 30, 2015	September 30, 2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
Average Balances:
Assets	$1,433,581	$1,237,554	$1,259,832	$1,060,309	$575,751	$494,121	$401,942
Loans (1)	1,143,556	920,379	949,808	783,683	443,578	369,009	292,170
Investments (2)	188,444	171,668	172,367	124,418	66,675	54,609	42,027
Deposits	1,158,101	1,047,124	1,059,529	892,167	487,318	414,568	322,601
Borrowings (3)	125,582	73,070	81,859	56,693	29,314	28,088	33,354
Shareholders’ equity	140,171	112,032	112,707	105,489	56,801	49,727	44,491
Performance Ratios:
Return on average assets	0.81%	0.74%	0.75%	0.60%	0.39%	0.53%	0.37%
Return on average shareholders' equity	8.31%	8.20%	8.36%	6.01%	3.92%	5.24%	3.34%
Yield on average interest-earning assets	4.35%	4.42%	4.51%	4.57%	5.02%	5.06%	5.10%
Rate on average interest-bearing liabilities	0.87%	0.82%	0.83%	0.84%	1.24%	1.43%	1.81%
Net interest spread	3.48%	3.60%	3.68%	3.73%	3.78%	3.63%	3.29%
Net interest margin	3.74%	3.84%	3.92%	3.97%	4.14%	4.02%	3.69%
Efficiency ratio	63.29%	67.04%	66.37%	67.20%	75.26%	67.40%	72.30%
Capital Ratios:
Total regulatory capital to risk-weighted assets	11.77%	11.37%	13.20%	14.05%	13.77%	11.84%	12.46%
Tier 1 capital to risk-weighted assets	10.73%	10.31%	12.14%	12.80%	12.71%	10.73%	11.50%
Common equity Tier 1 capital to risk-weighted assets (4)	9.50%	n/a	n/a	n/a	n/a	n/a	n/a
Tier 1 leverage	9.60%	8.73%	10.23%	10.53%	9.97%	9.06%	9.62%
Average equity to average assets	9.78%	9.05%	8.95%	9.95%	9.87%	10.06%	11.07%
Credit Quality Ratios:
Allowance for loan losses to loans held for investment	0.92%	0.88%	0.87%	1.02%	0.83%	1.17%	1.05%
Non-performing loans to total loans held for investment	0.99%	1.03%	1.02%	2.48%	2.48%	1.50%	1.27%
Non-performing assets to total assets	0.78%	0.87%	0.84%	1.97%	1.92%	1.25%	1.23%
Net charge-offs to average loans held for investment	0.02%	0.26%	0.24%	0.32%	0.43%	0.22%	0.35%

(1) Includes loans held for sale, at lower of cost or fair value and loans held for investment, at amortized cost.
(2) Includes the following categories from the balance sheet: available-for-sale investment securities and other equity securities.
(3) Includes the following categories from the balance sheet: other borrowings, FHLB advances, and long-term borrowings.
(4) This ratio was implemented by the Basel III Capital Standards, as implemented by U.S. banking regulators, and began applying to us on January 1, 2015. Accordingly, this ratio is not presented for any period prior to January 1, 2015.

USE OF PROCEEDS
This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer. In exchange for the Old Notes that you tender as a result of this exchange offer, you will receive New Notes in like principal amount. The Old Notes that are surrendered in exchange for the New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness. We will pay all expenses incident to the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES
Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended	For the Year Ended December 31,
	September 30, 2015	2014	2013	2012	2011	2010
Consolidated ratio of earnings to fixed charges
Excluding interest on deposits	5.11x	4.72x	3.80x	2.91x	3.59x	2.91x
Including interest on deposits	2.71x	2.51x	2.13x	1.58x	1.76x	1.55x
These ratios pertain to us and our subsidiaries. Under SEC regulations and for purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” consist primarily of income from continuing operations before income taxes and fixed charges, and “fixed charges” include interest, whether expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense.

THE EXCHANGE OFFER
General
In connection with the issuance of the Old Notes on October 5, 2015, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer. The exchange offer will permit eligible holders of notes to exchange the Old Notes for the New Notes that are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered with the SEC under U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the New Notes bear a different CUSIP number from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions and will not be entitled to registration rights; and

•	the holders of the New Notes will not be entitled to earn additional interest under circumstances relating to our registration obligations under the registration rights agreement.
The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will be entitled to the benefits of the indenture. As a result, both the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.
We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance. Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent as soon as practicable after receipt of such notice. The exchange agent will act as agent for the tendering holders for the purpose of receiving New Notes from us. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted Old Notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.
If you validly tender Old Notes in the exchange offer, you will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, you will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions, we will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes. See “-Fees and Expenses.”
Holders of outstanding Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors-Risks Related to the Exchange Offer-If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.”
WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.
The following summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. You should refer to the exhibits to the registration statement of which this prospectus is a part for a copy of the registration rights agreement. The registration statement, of which this prospectus is a part, is intended to satisfy some of our obligations under the registration rights agreement. See “Where You Can Find More Information.”
Registration Rights Agreement
We issued the Old Notes in a private placement offering not subject to registration under the Securities Act or applicable state securities laws. In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers, and we are making the exchange offer to comply with our contractual obligations under the registration rights agreement. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the Old Notes will terminate.
Under the terms of the registration rights agreement, we agreed, among other things, to:

•
file a registration statement with the SEC with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act; and

•	use our reasonable best efforts to cause that registration statement to become effective within 120 days after October 5, 2015.
The registration rights agreement also provides that we will promptly commence the exchange offer after the effectiveness of the registration statement and keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Old Notes.
We agreed to issue and exchange the New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to that of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
We also agreed that under certain circumstances we would either file a shelf registration statement with the SEC or designate an existing effective shelf registration statement covering resales by holders of the Old Notes in lieu of the exchange offer.

Eligibility; Transferability
We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, our affiliate as such term is defined under Rule 405 under the Securities Act;

•
if you, or any such person, are not a broker-dealer registered under the Exchange Act, you are not engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

•	you are not acting on behalf of any person who could not truthfully make these statements.
To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.
In addition, to participate in the exchange offer each broker-dealer registered under the Exchange Act must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities, (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; (iii) must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.
Any holder of Old Notes who is our affiliate, who does not acquire the New Notes in the ordinary course of business, who intends to participate in the exchange offer for the purpose of distributing the New Notes or is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction. The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.
Expiration of the Exchange Offer; Extensions; Amendments
The exchange offer will expire at 11:59 p.m., Reston, Virginia time on January 21, 2016, or the expiration date, unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., Reston, Virginia time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “-Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.
If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.
If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.
If we delay accepting any Old Notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.
Conditions
The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.
In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use reasonable best efforts to obtain the withdrawal of any stop order as soon as practicable.
In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “-Eligibility; Transferability” and “Plan of Distribution.”
Procedures for Tendering
If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Old Notes and an eligible guarantor institution must guarantee the signature on the bond power.
If the letter of transmittal or any certificates representing Old Notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.
The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Old Notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of the book-entry confirmation;

•
the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.
Acceptance of New Notes
In all cases, we will promptly issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
By tendering Old Notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the New Notes; and

•	you are acquiring the New Notes in the ordinary course of your business.
In addition, each broker-dealer that is to receive New Notes for its own account in exchange for Old Notes must represent that such Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Old Notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular Old Notes prior to the expiration date.
Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor will any of them incur any liability for any failure to give notification. Any Old Notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
Book-Entry Delivery Procedures
Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the Old Notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Old Notes by causing the book-entry transfer facility to transfer those Old Notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of Old Notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive New Notes for tendered Old Notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.
Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their Old Notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
If you wish to tender your Old Notes but your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•
prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•
the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered Old Notes in proper form for transfer or a book-entry confirmation of transfer of the Old Notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three business days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Old Notes according to the guaranteed delivery procedures.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time on or prior to the expiration date.
For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “-Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.
Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the certificate numbers and principal amount of the Old Notes; and

•	where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered, if different from that of the withdrawing holder.
If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.
If Old Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and their determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the Old Notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following the procedures described under “-Procedures for Tendering” above at any time on or prior to the expiration date.
Exchange Agent
Wilmington Trust, National Association, the trustee under the indenture, has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail, Overnight Courier or Hand Delivery:	Wilmington Trust, National Association
c/o Wilmington Trust Company
Corporate Capital Markets
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626
Attn: Workflow Management - 5th Floor
Facsimile:	(302) 636-4145 (Attn: Workflow Management)
Email:	DTC2@wilmingtontrust.com (Attn: Workflow Management)
We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.
Fees and Expenses
We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.
Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.
If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment
We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.
Consequences of Failure to Exchange
 Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	under a registration statement which has been declared effective under the Securities Act;

•
for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom the notice is given that the transfer is being made in reliance on Rule 144A; or

•
under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.
Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of Old Notes.
Additional Information Regarding the Registration Rights Agreement
As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC, use our reasonable best efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.
In the event that:

•	the registration statement is not filed with the SEC on or prior to the 90th day after October 5, 2015;

•	the registration statement has not been declared effective by the SEC on or prior to the 120th day after October 5, 2015; or

•	the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;
the interest rate on the Old Notes will be increased, during the continuance of any such registration default, by a rate of 0.25% per annum during the 90-day period following such registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the Old Notes.
Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.

DESCRIPTION OF THE NOTES
On October 5, 2015, we issued in a private placement $25.0 million in aggregate principal amount of our 6.00% Fixed-to-Floating Subordinated Notes due 2025, which we have referred to in this prospectus as the Old Notes. The Old Notes were not registered under the Securities Act and were issued, and the New Notes will be issued, under an indenture, dated October 5, 2015, between us, as issuer, and Wilmington Trust, National Association, as trustee, which we have referred to in this prospectus as the “indenture.” The term “notes” refers collectively to the New Notes and the Old Notes.
The terms of the New Notes are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the New Notes bear a different CUSIP number from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions and will not be entitled to registration rights;

•	the holders of the New Notes will not be entitled to earn additional interest under circumstances relating to our registration obligations under the registration rights agreement.
The New Notes will evidence the same debt as the Old Notes.
The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, or the Trust Indenture Act. The following description is only a summary of the material provisions of the indenture and the New Notes. We urge you to read the indenture and the New Notes because those documents, not this description, define your rights as holders of the New Notes. The following sections provide a summary of the various provisions of the indenture and are subject to and qualified in their entirety by reference to all provisions of the indenture. You should refer to the exhibits to the registration statement of which this prospectus is a part for a copy of the indenture. Copies of the indenture are also available upon request to us at the address indicated under “Where You Can Find More Information.” Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.
General
The exchange offer for the New Notes will be for up to $25.0 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.
Principal, Maturity and Interest
The New Notes have materially identical interest terms as the Old Notes except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including October 5, 2015.
From and including October 5, 2015 to, but excluding, October 15, 2020, the notes will bear interest at an annual rate of 6.00%, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2016 and ending on October 15, 2020. During this period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
From and including October 15, 2020 to, but excluding, the maturity date, the notes will bear interest at an annual rate, reset quarterly, equal to LIBOR determined on the determination date of the applicable interest period plus 457 basis points, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2021. During this period, interest will be computed on the basis of a 360-day year and the actual number of days elapsed.
For any determination date, “LIBOR” means the rate for deposits in United States dollars for a three-month period as published by Bloomberg at approximately 11:00 a.m., London, England time, two LIBOR business days preceding the first day of the relevant quarterly interest period (or if not so reported, then as determined by us from another recognized source or interbank quotation and provided to the Trustee and the holders of the notes in the form of an officers’ certificate under the Indenture). If LIBOR cannot be so determined for any reason, we will request the principal London office of at least two banks to provide a quotation of their rates for deposits in United States dollars for a period comparable to the applicable quarterly interest period and the three-month LIBOR for such period will be the arithmetic mean of such quotations. “LIBOR business day” means a day on which commercial banks and foreign currency markets settle payments and are open for general business in London, England.
We will make each interest payment to the holders of record of the New Notes at the close of business on the immediately preceding January 1 with respect to any interest payment date on January 15, the immediately preceding April 1 with respect to any interest payment date on April 15, the immediately preceding July 1 with respect to any interest payment date on July 15 and the immediately preceding October 1 with respect to any interest payment date on October 15.
Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at Wilmington Trust, National Association, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; except that payment of interest may be made at our option by check mailed or to the person entitled thereto as shown on the security register or by wire transfer to an account appropriately designated by the person entitled thereto.
Subordination
Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of September 30, 2015, we had no senior indebtedness outstanding. The notes and the indenture do not contain any limitation on the amount of senior indebtedness that we may incur in the future.
“Senior indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt was outstanding on the date of execution of the indenture or thereafter incurred, created or assumed:

•
all our indebtedness for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered, and similar obligations of ours arising from off-balance sheet guarantees and direct-credit substitutes;

•	our indebtedness for money borrowed or represented by purchase money obligations, as defined below;

•	our obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which we are a party or otherwise;

•	reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations;

•
all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar arrangements;

•
all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•
any obligation of ours to our general creditors (as defined for purposes of the capital adequacy regulations of the Federal Reserve Board applicable to us, as the same may be amended or modified from time to time);

•
all obligations of the types referred to in the seven bullets immediately above of other persons for the payment of which we are liable contingently or otherwise to pay or advance money as obligor, guarantor, endorser or otherwise;

•	all obligations of the types referred to in the eight bullets immediately above of other persons secured by a lien on any property or asset of ours; and

•	deferrals, renewals or extensions of any of the indebtedness or obligations described in the first eight bullets immediately above.
However, “senior indebtedness” excludes:

•
any indebtedness, obligation or liability that is subordinated to our indebtedness, obligations or liabilities to substantially the same extent as or to a greater extent than the notes are subordinated; and

•	the notes and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries.
As used above, the term “purchase money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable, as set forth in the sixth bullet in the list immediately above.
In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:

•
we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities; or

•
a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.
In the event that we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.
By reason of the above subordination in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.
All liabilities of our wholly-owned banking subsidiary, WashingtonFirst Bank, Reston, Virginia, including deposits and liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of September 30, 2015, WashingtonFirst Bank had total outstanding liabilities of $1.4 billion. Over the term of the notes, we will need to rely primarily on dividends paid to us by WashingtonFirst Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by WashingtonFirst Bank, but may have to rely on the proceeds of borrowings and other securities we sell to pay the principal amount of the notes. Regulatory rules may restrict WashingtonFirst Bank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result of the foregoing, with respect to the assets of WashingtonFirst Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of WashingtonFirst Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against WashingtonFirst Bank.
Redemption
The notes may be redeemed by us in whole or in part on any interest payment date on or after October 15, 2020. In addition, the notes may be redeemed by us in whole, but not in part, at any time in the event of:

•
a “Tier 2 Capital Event,” which is defined in the indenture to mean receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that the notes do not constitute, or within 90 days of the date of such legal opinion, will not constitute, Tier 2 capital for purposes of capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to us;

•
a “Tax Event,” which is defined in the indenture to mean the receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest paid by us on the notes is not, or within 90 days of the date of such legal opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

•
an “Investment Company Event,” which is defined in the indenture to mean receipt by us of an opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that we are, or within 90 days of the date of such legal opinion, will be considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended.

Any such redemption of the notes will be at a redemption price equal to the principal amount of the notes, or portion thereof, to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals.
If less than all of the notes are to be redeemed, the trustee, unless otherwise required by law or applicable DTC requirements, will select the notes or portions thereof to be redeemed on a pro rata basis; provided, however, that no such partial redemption will either result in unauthorized denominations of the notes or reduce the portion of the principal amount of a note not redeemed to less than $1,000. In the event a pro rata redemption is not permitted under applicable law or applicable DTC procedures, the notes to be redeemed will be selected by lot or such other method as the trustee will deem fair and appropriate.
Notices of redemption will be mailed by first class mail at least 30 but no more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address; provided, however, that a notice of redemption may be delivered more than 60 days before the redemption date if the notice is delivered pursuant to the provisions of the indenture governing satisfaction and discharge of the indenture. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.
The notes are not redeemable at the option of the holders.
Repurchases
We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.
No Sinking Fund; Non-Convertible
The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for, any of our equity securities.
Denominations
The notes will be issued only in fully registered form without interest coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.

Indenture Covenants
The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including WashingtonFirst Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions, upon our failure to timely pay the principal of or interest on the notes, when the same becomes due and payable). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.
Events of Default; Right of Acceleration; Failure to Pay Principal or Interest
The following are events of default under the indenture with respect to the notes:

•	specified events with respect to us under bankruptcy, insolvency or reorganization law (the “bankruptcy events”);

•	default in the payment of any interest on the notes when due, which continues for 30 days;

•	default in the payment of any principal of the notes when due;

•	default in the performance of any other obligation of ours under the notes or the indenture, which continues for 60 days after written notice as provided for in the indenture; and

•
default under any of our other indebtedness having an aggregate principal amount of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes failure in payment of principal of such indebtedness when due after the expiration of any applicable grace period without such indebtedness having been discharged or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due or payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default with respect to the notes occurs due to a bankruptcy event, the principal of the notes and all accrued and unpaid interest thereon, if any, will be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. If an event of default with respect to the notes occurs due to any reason other than a bankruptcy event, neither the trustee nor any holder may accelerate the maturity of the notes.
The indenture provides for the acceleration of the unpaid principal and interest on the notes only in limited circumstances related to our involuntary or voluntary bankruptcy under bankruptcy, insolvency or reorganization laws of the U.S. or any political subdivision thereof. Accordingly, if an event of default occurs and is continuing related to our bankruptcy, the principal amount of all notes, and accrued and unpaid interest, if any, will be due and payable immediately.
Under the indenture, if we fail to make any payment of interest on any note when such interest become due and payable and such default continues for a period of 30 days, or if we fail to make any payment of the principal of any note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes to regularly scheduled payments of interest and of principal at the scheduled maturity of the notes. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “- Subordination of the Notes.” Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture.
Amendment, Supplement and Waiver
Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

•	to evidence a successor to our organization, and the assumption by any such successor of our covenants contained in the indenture and the notes;

•	to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes;

•	to permit or facilitate the issuance of notes in uncertificated or global form, as long as any such action will not adversely affect the interests of the holders;

•	to include additional events of default;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

•	to cure any ambiguity, defect, omission, mistake or inconsistency;

•	to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes;

•
to supplement any of the provisions of the indenture as necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, as long as any such action will not adversely affect the interests of any holder;

•	to conform any provision of the indenture to the requirements of the Trust Indenture Act;

•	to provide for the issuance of the New Notes in connection with this exchange offer; or

•	to make any change that does not adversely affect the legal rights under the indenture of any holder.
With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

•	reduce the rate of, or change the time for payment of, interest on any note;

•
reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;

•	make any note payable in money other than dollars;

•
modify any provision of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;

•	reduce the threshold of holders the consent of whom is required for any such supplemental indenture or required to waive certain defaults and covenants under the indenture; or

•
modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture under which the indenture cannot be modified or amended without the consent of the holder of each outstanding note.
Satisfaction and Discharge of the Indenture; Defeasance
We may terminate our obligations under the indenture when:

•
either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

•	we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes; and

•
we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

•	the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;

•
our obligations with respect to such notes concerning registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

•	the legal defeasance provisions of the indenture.
In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.
In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

•
we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment on the notes, money in an amount, or (3) a combination thereof, in each case sufficient in an amount sufficient to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

•
in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling or since the date of the indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;

•
in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;

•
no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit);

•
such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound; and

•
we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied.

In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the New Notes will be revived as if the deposit had never occurred.
Registration of Transfer and Exchange
We will maintain an office or agency where the notes may be presented for registration of transfer or for exchange. That office or agency will be the office of the trustee located at Wilmington Trust, National Association, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890, Attention: WashingtonFirst Bankshares, Inc. Account Administrator, and the trustee will serve as the initial registrar with respect to the registration of transfer and exchange of the notes. At the option of the holder, notes may be exchange for other notes containing identical terms and provisions, in authorized denominations, and of like aggregate principal amount, upon surrender of the notes to be exchanged.
Regarding the Trustee
Wilmington Trust, National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Wilmington Trust Company, an affiliate of Wilmington Trust, National Association, serves as trustee under the indenture for our Floating Rate Junior Subordinated Debt Securties due 2033.
Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.
No Personal Liability of Shareholders, Partners, Officers or Directors
No past, present or future director, officer, employee or shareholder of our company or any of our predecessors or successors, as such or in such capacity, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee or shareholder. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of certain U.S. federal income tax consequences of the exchange of outstanding Old Notes for New Notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders that are beneficial owners of Old Notes that purchased their Old Notes in the original offering at their original “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) for cash and that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax consequences to subsequent purchasers of the Old Notes or the New Notes. This discussion is based on current provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury, judicial interpretations thereof and administrative rulings and published positions of the IRS, all as in effect as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.
This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, U.S. holders having a “functional currency” other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein), real estate investment trusts, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, corporations treated as “personal holding companies,” “controlled foreign corporations,” or “passive foreign investment companies”). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of exchanging Old Notes for New Notes in the exchange offer, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Old Notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding Old Notes should consult their own tax advisors regarding the tax consequences to them of exchanging Old Notes for New Notes in the exchange offer.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES IN THE EXCHANGE OFFER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM OF EXCHANGING OLD NOTES FOR NEW NOTES IN THE EXCHANGE OFFER, INCLUDING WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.
Exchange Offer
The exchange of Old Notes for New Notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Consequently, holders of Old Notes will not recognize gain or loss upon the receipt of New Notes in the exchange offer, a holder’s basis in the New Notes received in the exchange offer will be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and a holder’s holding period in the New Notes will include such holder’s holding period in the Old Notes surrendered in exchange therefor.

PLAN OF DISTRIBUTION
We are not utilizing any underwriters for the exchange offer.
Each broker-dealer that receives New Notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker- dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities, provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we have agreed that for a period of 180 days (subject to extension under limited circumstances) following the expiration date, we will use our reasonable best efforts to maintain the effectiveness of this prospectus.
We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that receives New Notes in exchange for Old Notes acquired for its own account as a result of market-making activities or other trading activities, and resells such New Notes, and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the exchange offer (other than the expenses of counsel for the holders of the Old Notes) and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS
Certain legal matters relating to the validity of the New Notes will be passed upon for us by Troutman Sanders LLP.

EXPERTS
BDO USA, LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on BDO USA, LLP’s report, given on its authority as an expert in accounting and auditing.